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                                                                    EXHIBIT 5.8

                       [KPMG PEAT MARWICK LLP LETTERHEAD]


                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to incorporation by reference in the registration statement filed on the Post-Effective Amendment No. 1 to Form S-3 (File No. 33-83494) of Protection One, Inc. of our reports dated March 29, 1996 and February 10, 1995, except as to note 12 which is as of April 4, 1995, relating to the consolidated balance sheets of Metrol Security Services, Inc. as of December 31, 1995 and 1994 and December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1995, 1994 and 1993, which reports appear in Protection One, Inc.'s Form 8-K/A dated June 28, 1996.

                                     KPMG Peat Marwick LLP

Phoenix, Arizona
August 1, 1996